UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2009

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-13045	23-2588479
(Commission File Number)	(IRS Employer Identification No.)

745 Atlantic Avenue
Boston, Massachusetts 02111
(Address of principal executive offices, including zip code)

(617) 535-4766
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 11, 2009, Iron Mountain Incorporated’s (the “Company”) Board of Directors (the “Board”) expanded the size of the Board by one member, from nine to ten, and elected Per-Kristian Halvorsen as a member of the Board.

Mr. Halvorsen is a senior vice president and serves as the chief innovation officer of Intuit Inc. (“Intuit”), a position he has held since December 2008. Previously, he was Intuit’s chief technology innovation officer and chief technology officer. Prior to Intuit, Mr. Halvorsen was vice president and center director of solutions and services for Hewlett Packard where, from 2000 to 2005, he oversaw global research and advanced technology for its IT services division. Mr. Halvorsen was principal scientist at Xerox Palo Alto Research Center, where he worked for 17 years and founded the Information Sciences and Technologies Lab. He is a director of Autodesk Inc. and Finn Corporation. Mr. Halvorsen holds a Ph.D. and M.A. from the University of Texas at Austin.

For his service as a director, Mr. Halvorsen will be entitled to the compensation the Company generally provides to its non-employee directors. A summary of our currently-effective director compensation is filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.   He will also be able to participate in the Company’s Director Deferred Compensation Plan.  Upon his election, Mr. Halvorsen received an option to purchase 5,142 shares of the Company’s common stock at an exercise price of $28.365 per share (equal to the fair market value of the common stock on September 11, 2009, as calculated in accordance with the option plan).  This option will vest on the one year anniversary of the grant (or, if earlier, the annual meeting of Iron Mountain Incorporated that is closest to the one year anniversary).

Mr. Halvorsen has no family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Halvorsen has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRON MOUNTAIN INCORPORATED (Registrant) By: /s/ Ernest W. Cloutier
Name: Ernest W. Cloutier Title: Senior Vice President and General Counsel
Date: September 14, 2009